                                                                    EXHIBIT 99.2


                                EXTENSION AGREEMENT

         This Extension Agreement is made as of the first day of July, 1996 between William H. West, M. D. (hereinafter, the "Borrower") and Seafield Capital Corporation, a Missouri corporation (hereinafter, the "Lender").

         WHEREAS, on July 21, 1992, Lender loaned $500,000 to Borrower as evidenced by that certain Non-Recourse Promissory Note dated July 21, 1992 in the principal amount of $500,000 (the "Note"); and

         WHEREAS, the Note bears interest at the rate of 6.74% per annum and matures July 21, 1996; and

         WHEREAS, payment of the principal of and all interest on the Note is secured by that certain Stock Pledge Agreement dated July 21, 992, between Borrower and Lender (the "Stock Pledge Agreement"), pursuant to which Borrower pledged 130,333 shares (now 26,067 shares following a 1-for-5 reverse stock split effective November, 1995) of the common stock of Response Technologies, Inc. (now named Response Oncology, Inc.) ("Response") to Lender as collateral for the repayment of the principal of and interest on the Note; and

         WHEREAS, the parties to the Note and Stock Pledge Agreement desire to extend the maturity date of the Note;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration receipt whereof is hereby acknowledged, the parties agree as follows:

         1. Extension of Maturity Date. The maturity date of the Note shall be changed from July 21, 1996 to December 31, 1996, at which time all outstanding principal of and all accrued interest on the Note shall be due and payable in full.

         2. Remaining Provisions. All provisions of the Note and the Stock Pledge Agreement (other than the maturity date) as contained in the Note and Stock Pledge Agreement shall remain in full force and effect and, specifically, without limiting the general scope of this Agreement, the pledge of shares of Response stock pursuant to the Stock Pledge Agreement shall remain in full force and effect, pursuant to and subject to all of the terms and conditions of the Stock Pledge Agreement, notwithstanding the extension of the maturity date of the Note as herein provided.

         3. General. This Agreement shall be construed under the internal laws of Missouri. This Agreement shall remain in effect until all Obligations as defined in the

                                                                    EXHIBIT 99.2

Stock Purchase Agreement have been paid. The undersigned hereby waives, to the extent such waiver is not prohibited by law, any and all rights under the Uniform Commercial Code of Missouri and other applicable law. This Agreement shall inure to the benefit of the Lender, its successors and assigns and shall be binding upon the Borrower and his heirs, executors, administrators and assigns.

         IN WITNESS WHERE, the parties hereto have executed or caused to be executed this Extension Agreement as of July 1, 1996.


                                        ---------------------------------------
                                                  William H. West, M.D.


                                        SEAFIELD CAPITAL CORPORATION

                                        By:
                                              ---------------------------------

                                        Name:
                                              ---------------------------------

                                        Title:
                                              ---------------------------------